UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 23, 2007
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-21543	41-1839933
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota	55428
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Index to Exhibits
Agreement

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 23, 2007, Wilsons Leather Holdings Inc. entered into a Separation Agreement (the “Agreement”) with Megan L. Featherston, providing for the severance benefits due to Ms. Featherston under the terms of her employment offer letter. If Ms. Featherston complies with the Agreement, including releasing all claims she may have against the Company other than claims for indemnification, maintaining confidential information regarding the Company, refraining for twelve months from hiring, or attempting to hire, current or certain former employees of the Company and refraining for twelve months from interfering with the Company’s relationships with its vendors, independent contractors or customers, she will continue to receive her base salary for one year, paid in accordance with the Company’s regular payroll schedule. In addition, the Company will pay the employer portion of the group health, dental and vision insurance premiums for up to twelve months if Ms. Featherston elects to continue coverage. The Company will also provide twelve months of executive level outplacement assistance. A copy of the Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)      Exhibits
10.1	Agreement dated April 23, 2007 by and between Megan L. Featherston and Wilsons Leather Holdings Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.
Date: April 25, 2007	By /s/ Stacy A. Kruse
Stacy A. Kruse
Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit
No.	Description	Method of Filing
10.1	Agreement dated April 23, 2007 by and between Megan L. Featherston and Wilsons Leather Holdings Inc.	Electronic Transmission